EXHIBIT 12.1



                      THE CHARLES SCHWAB CORPORATION

             Computation of Ratio of Earnings to Fixed Charges
                  (Dollar amounts in thousands, unaudited)


                                                            Three Months Ended        Six Months Ended
                                                                 June 30,                 June 30,
                                                             1994        1993         1994        1993
                                                             ----        ----         ----        ----
Earnings before income taxes                               $ 53,219     $ 51,973    $116,763    $113,364
- - --------------------------------------------------------------------------------------------------------


Fixed charges:
   Interest expense - customer                               38,387      27,737       69,336      56,982
   Interest expense - other                                   4,713       4,558        8,994       9,018
   Interest portion of rental expense                         4,194       3,773        8,225       7,437
- - --------------------------------------------------------------------------------------------------------
   Total fixed charges (a)                                   47,294      36,068       86,555      73,437
- - --------------------------------------------------------------------------------------------------------

Earnings before income taxes and fixed charges (b)         $100,513     $88,041     $203,318    $186,801
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Ratio of earnings to fixed charges (b) (divided by) (a)*        2.1         2.4          2.3         2.5
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Ratio of earnings to fixed charges as adjusted**                7.0         7.2          7.8         7.9
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 *   The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements.  For such purposes, "earnings"
     consist of earnings before income taxes and fixed charges.
     "Fixed charges" consist of interest expense incurred on payables to customers, subordinated borrowings, term debt, capitalized interest, and one-third of rental expense, which is estimated to be representative of the interest factor.


** Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.
     Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.

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